UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2007

Commission File Number: 333 - 134175

LEXINGTON ENERGY SERVICES INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(state or other jurisdiction of incorporation or organization)

736 Second Avenue East, Brooks, Alberta T1R 1B8

(Address of principal executive offices)

403-279-4550
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Principal Officers; Appointment of Principal Officers

Effective October 31, 2007 Kelly Warrack replaced Brent Nimeck as Chief Financial Officer and Principal Accounting Officer of the Company. Mr. Nimeck continues as a Director and as the President, Chief Executive Officer and Chief Operating Officer of the Company.

Management Agreement

On October 31, 2007 the Company entered into a management consulting agreement with Kelly Warrack regarding his services to the Company as consultant and as Chief Financial Officer. Pursuant to that agreement, the Company will compensate Mr. Warrack $3,000 per month during the term of the Agreement.  Additionally, the Company will issue to Mr. Warrack 200,000 S-8 shares and 100,000 S-8 stock options with an exercise price of $0.25.  Mr. Warrack’s options will cease to be exercisable on expiration of the agreement, by 30 days following the termination of the Agreement without cause, or immediately following termination of the agreement for cause.  The term of the agreement is effective as of October 1, 2007 and will end after September 30, 2008 unless otherwise extended by written agreement of the parties. The agreement may be terminated by either party without cause by giving 60 days notice, or immediately if a curable default is uncured for ten days or is incurable.

Business experience for past five years

For the past five years, Kelly Warrack has served as Vice President, Finance, of Metalworks Canada, a Calgary, Alberta based manufacturer of metal products for industrial, commercial and residential use.  In that capacity, Mr .Warrack has been responsible for overseeing all financial affairs of the company.  For the past two years, Mr. Warrack has also served as Controller of Impact Drilling Ltd., a Calgary, Alberta based oil & gas drilling firm with over 100 employees.   Mr. Warrack is a Certified Management Accountant, a designation he has held since 1991.

There are no family relationships between Kelly Warrack and the other members of the Company’s board of directors. Mr. Warrack holds no directorships in public companies.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2007	LEXINGTON ENERGY SERVICES INC.
(Registrant)
	By :	/s/ Brent Nimeck
President, Chief Executive Officer, Chief Operating Officer.